Exhibit 10.1

The Serbian Writers Association from Belgrade, Francuska no.7, represented by Milan Djordjevic,  the General Manager of the Association (hereinafter referred to as the “ Association”) and the “Elite Books Inc.” a Nevada Company with an office at, Toplicin Venac no. 17, represented by Vesna Pesic, the CEO (hereinafter referred to as the “Merchant”), have  agreed on a collaboration and produced this

Agreement on Professional and Technical Collaboration

Article 1

Association agrees that a Merchant will offer for sale the Association’s magazine, “The Serbian Literary Magazine.”

Article 2

The objective of the magazine is to promote the Balkan literature, the Balkan languages and the scientific research in the realm of languages and literature, in the Balkans as well as further abroad. With that in mind, the works published in the Magazine will be offered both in Cyrillic and in other languages.

Article 3

Association and Merchant will work together on bringing the Magazine into the category of international magazines.

Article 4

Association and Merchant will select the editorial staff together, making sure that a sufficient number of international members are included, and only after the editor in chief had been elected.

Article 5

Merchant will receive compensation of 20% from gross sales made.

Article 6

The commission rate will stay the same regardless of sales volume.

Article 7

Association and Merchant will settle all concerns and disputes by mutual agreement and in accordance with professional and moral principles of their mutual collaboration.

Article 8

This Agreement is printed in 4 (four) copies. Each party keeps 2 (two) copies.

Date: May 1, 2014

Elite Books Inc.	The Serbian Writers Association

Vesna Pesic	Milan Djordjevic

CEO	General Manager